Exhibit 5.01
January 20, 2011
Dendreon Corporation
3005 First Avenue
Seattle, Washington 98121

Re:	2.875% Convertible Senior Notes due 2016 and Shares of Common Stock of Dendreon Corporation Offered Through Underwriters
Ladies and Gentlemen:
     We have acted as counsel for Dendreon Corporation, a Delaware corporation (the “Company”), in connection with (i) the issuance and sale of up to $620,000,000 aggregate principal amount of the Company’s 2.875% Convertible Senior Notes due 2016 (the “Debt Securities”), and up to 16,939,888 underlying shares (the “Shares” and, together with the Debt Securities, the Rights and the Hedge Shares, the “Securities”) of common stock, $0.001 par value per share (the “Common Stock”), of the Company (including the associated preferred stock purchase rights (the “Rights”)), issuable upon conversion of the Debt Securities, pursuant to the Underwriting Agreement, dated as of January 14, 2011 (the “Underwriting Agreement”), by and between the Company and J.P. Morgan Securities LLC (the “Underwriter”), and (ii) the sale by the Underwriter of 1,787,100 outstanding shares of the Company’s Common Stock (including the associated Rights, the “Hedge Shares”), pursuant to the Underwriting Agreement. The Debt Securities will be issued under an Indenture, dated as of March 16, 2007 (as amended, supplemented or otherwise modified through the date hereof, the “Base Indenture”), by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Supplemental Indenture, dated as of January 20, 2011, between the Company and the Trustee (together with the Base Indenture, the “Indenture”).
     In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:
1.	The Debt Securities, when they are executed by the Company and authenticated by the Trustee in accordance with the Indenture and issued and delivered to the Underwriters pursuant to the terms of the Underwriting Agreement against payment of the consideration therefor as provided therein, will constitute valid and binding obligations of the Company.

2.	The Shares initially issuable upon conversion of the Debt Securities have been authorized by all necessary corporate action of the Company and, when they are issued upon conversion of the Debt Securities pursuant to the terms and conditions of the Debt Securities and the Indenture, will be validly issued, fully paid and nonassessable.

3.	The Hedge Shares have been authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.

4.	When issued in accordance with the Rights Agreement, dated as of September 18, 2002, between the Company and Mellon Investor Services, LLC, as rights agent, the Rights will be validly issued.
     In rendering the foregoing opinions, we have assumed that the resolutions authorizing the Company to issue, offer and sell the Securities will be in full force and effect at all times at which any Securities are issued, offered or sold by the Company.
     For purposes of the opinion expressed in paragraph 1 above, we also have assumed that the Trustee has authorized, executed and delivered the Supplemental Indenture, and that such Supplemental Indenture is the valid, binding and enforceable obligation of the Trustee.
     The opinion expressed in paragraph 1 above is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.
     The opinion set forth in paragraph 4 above is limited to the corporate authorization and valid issuance of the Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the authorization, execution, delivery or administration of the Rights Agreement or the issuance of the Rights or the enforceability of any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 4 above, we have assumed that the Board of Directors of the Company has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance of the Rights.
     The opinions expressed herein are limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such law, in each case as currently in effect, and we express no opinion as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K dated the date hereof filed by the Company and incorporated by reference into the Registration Statement on Form S-3 (Reg. No. 333-163573) (the “Registration Statement”), filed by the Company to effect the registration of the Securities and the Hedge Shares under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus supplement constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day